U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 4, 2009

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13395	56-2010790
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina 28212	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement.

Agreement to Repay a Portion of our Existing 5.25% Convertible Senior Subordinated Notes due May 2009 with a Combination of Class A Common Stock and new 6.00% Senior Secured Second Lien Convertible Notes due 2012.

Sonic Automotive, Inc. (the “Company”) has entered into a subscription agreement (the “Subscription Agreement”) with over 85% of the holders (the “Participants” or “Holders”) of its 5.25% Convertible Senior Subordinated Notes due May 2009 (the “Existing Notes”) under which it will exchange approximately $90 million aggregate principal amount of the Existing Notes for (i) approximately $86 million aggregate principal amount of new 6.00% Senior Secured Second Lien Convertible Notes due 2012 in two series (i.e., Series A and Series B) (the “New Notes”) and (ii) 857,616 shares of Class A common stock (the “Direct Shares”) valued at a price of $4.58 per share (the value was based on the closing stock price for the five consecutive trading days immediately prior to May 4, 2009), in order to fully satisfy and discharge all of its obligations under the Existing Notes held by the Participants at their maturity on May 7, 2009. Any Existing Noteholders who did not agree to participate will be repaid in cash at maturity generally from cash drawn down from the Company’s revolving credit sub-facility (the “Revolving Facility”) under the Credit Agreement (as defined below) and/or proceeds from the Equity Offering (as defined below).

The Subscription Agreement contains customary representations, warranties and agreements by the Company, the subsidiaries of the Company party thereto and the Participants and customary conditions to closing and obligations of the parties. The transactions are expected to close, subject to customary closing conditions, on May 7, 2009.

The New Notes will bear interest at the rate of 6.00% per year and will mature on May 15, 2012. The Company will be entitled to redeem the New Notes at any time prior to May 1, 2010 at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, from May 1, 2010 to April 30, 2011 at a redemption price equal to 106% of the principal amount of New Notes redeemed and at any time thereafter at a redemption price equal to 112% of the principal amount of the New Notes to be redeemed, in each case including accrued and unpaid interest. The Company will also enter into a registration rights agreements pursuant to which it has agreed to register the New Notes and all of the Class A common stock issued pursuant to the Subscription Agreement.

The New Notes will be secured by a second priority lien on substantially all of the Company’s assets that secure the Company’s Credit Agreement (as defined below) on a first priority basis, which excludes, among other things, property financed by manufacturer-affiliated finance companies that are secured on a first priority basis by the financed property. The New Notes will be fully and unconditionally guaranteed on a senior basis by substantially all of the direct and indirect operative domestic subsidiaries of the Company. The New Notes will be subject to covenants restricting additional indebtedness, liens, certain payments and transactions with affiliates, in each case, subject to exclusions, and other customary covenants.

Holders may require the Company to repurchase all or a portion of the New Notes on August 25, 2010 if the Company has not refinanced at least 85% of its outstanding 4.25% Convertible Senior Subordinated Notes due 2015 by that date, or within thirty days after a change in control. The Company will also be required to repurchase New Notes with the proceeds of certain asset sales that are not required to repay the Revolving Facility.

The New Notes will be convertible by Holders into shares of Class A common stock at any time on or after August 25, 2011. At such time, the Holders of the Series A notes may convert their notes into Class A common stock representing up to approximately 19.9% of our outstanding shares of Class A common stock (after giving effect to the Direct Shares and the shares into which Series B notes are convertible), which is based on the maximum number of shares that may be issued without requiring the Company to seek shareholder approval under Rule 312.03 of the NYSE Listed Company Manual. Holders of Series B notes may also convert their notes on or after August 25, 2011, in multiples of $1,000 principal amount, into Class A common stock at a price per share of $8.00, or a conversion rate of 125 shares per $1,000 principal amount of Series B notes. The Series A notes are subject to certain adjustments, including upon the issuance of certain securities in the future that are convertible at a per share price that is below market on the date of issuance or below $4.00. Only with respect to the Series A notes, upon receipt of shareholder approval, the conversion price shall be adjusted to $4.00 per share, or a conversion rate of 250 shares per $1,000 principal amount of Series A notes. The Company has agreed to use its reasonable best efforts to cause to obtain, as promptly as practicable after the issue date, the necessary approval of the adjustment of the conversion price to $4.00 per share within 90 days, subject to an extension if the preliminary proxy statement in connection with the shareholder approval is reviewed by the Securities and Exchange Commission. Failure to obtain shareholder approval of the $4.00 conversion price will result in a default under the indenture governing the New Notes. The Company’s Chairman and Chief Executive Officer O. Bruton Smith, who directly and indirectly controls 74.7% of the total voting power of the Company, has announced that he will vote in favor of approving the full conversion rate for the New Notes.

Any Series B note Holder may elect to exchange its Series B notes for Series A notes for a like aggregate principal amount at any time after such Series B note Holder receives notice from the Company that a registration statement relating to such Series A notes has been declared effective.

Amendment of the Credit Agreement

On May 4, 2009, the Company entered into an amendment to its Credit Agreement dated February 17, 2006, (as amended, the “Credit Agreement”), among the Company, the subsidiaries of the Company named therein, Bank of America, N.A., JPMorgan Chase Bank, N.A., Toyota Motor Credit Corporation, BMW Financial Services NA, LLC, Carolina First Bank, Comerica Bank, Fifth Third Bank, General Electric Capital Corporation, KeyBank National Association, Nissan Motor Acceptance Corporation, Sovereign Bank, SunTrust Bank, Wachovia Bank, National Association and World Omni Financial Corp. The amendment became effective on May 4, 2009, subject to the conditions described below.

Among other things, the amendment permanently removes the requirement for the Company to deliver to the administrative agent under the Credit Agreement and the lenders thereto an opinion of the Company’s auditors with respect to its fiscal year ended December 31, 2008 without any “going concern” or like qualification or exception. As previously disclosed in the Company’s Annual Report on form 10-K for the year ended December 31, 2008, on March 31, 2009, the Company executed a previous amendment to the Credit Agreement that removed that requirement through May 4, 2009.

In connection with the amendment, the letter of credit fee on the Revolving Facility under the Credit Agreement as well as the interest rates on amounts outstanding under the Revolving Facility increased. As amended, the Credit Agreement bears interest as follows: 3.50% above LIBOR for amounts outstanding under the Revolving Facility; 1.75% above LIBOR for amounts outstanding under the new vehicle floor plan sub-facility; and 2.00% above LIBOR for amounts outstanding under the used vehicle floor plan sub-facility. The quarterly commitment fee will be 0.75% on the unused portion of the Revolving Facility, 0.25% on the unused portion of the new vehicle floor plan sub-facility and 0.30% on the unused portion of the used vehicle floor plan sub-facility. The letter of credit fee increased to 3.50%.

The amendment will require mandatory prepayment of the revolving loans in an amount equal to 100% of the net cash proceeds realized by the Company or any subsidiary resulting from a disposition of property on or after May 5, 2009. However, if prior to such disposition (i) the Company has elected to eliminate the EBITDA component of the revolving borrowing base under the Credit Agreement and (ii) after giving pro forma effect to such disposition (A) the outstanding amount of all revolving loans under the Credit Agreement does not exceed $25 million and (B) the revolving advance limit is not less than $75 million, then the Company would be required to make a mandatory prepayment of the revolving loans in an amount not less than 50% of the disposition proceeds. The revolving commitment under the Credit Agreement will be permanently reduced in the amount of such mandatory prepayments until the revolving commitment is reduced to $185 million.

The amendment limits the Company’s borrowing under the Credit Agreement to ordinary course of business expenditures, and in any event, not for the repayment of certain indebtedness, including the 4.25% Convertible Senior Subordinated Notes, the 8.625% Senior Subordinated Notes and the Existing Notes, except that the Company is permitted to borrow under the Credit Agreement to prepay or purchase the Existing Notes on the effective date of the amendment in an aggregate amount not to exceed $15 million plus the proceeds of the Equity Offering (as defined below). The amendment permits the Company to incur the New Notes as described above.

The amendment restricts the payment by the Company of cash interest with respect to the New Notes and debt to be issued in respect of the Company’s 4.25% Convertible Senior Subordinated Notes to a certain aggregate annual amount. The amendment also restricts the amount of the 4.25% Convertible Senior Subordinated Notes, the 8.625% Senior Subordinated Notes and the Existing Notes to the aggregate principal amount of such indebtedness existing as of the effective date of the amendment. The amendment restricts the amount of the New Notes to the aggregate principal amount of the Existing Notes prior to their refinancing as discussed above, less the amount of such notes that are prepaid as permitted under the Credit Agreement.

As a condition to the continued effectiveness of the amendment after May 7, 2009, the Company shall have restructured the Existing Notes upon terms and conditions satisfactory to the administrative agent under the Credit Agreement and the lenders thereto, including, without limitation, (x) the satisfactory review and approval by the administrative agent and the required lenders (i.e., the lenders whose percentage of the aggregate commitments are more than 50% of the aggregate commitments under the Credit Agreement) of the terms and conditions of definitive documentation for such restructuring, (y) no less than 85% of the Holders of the Existing Notes shall participate in such restructuring, and (z) prepayments or purchases by the Company of the Existing Notes shall not exceed $15 million in the aggregate plus the proceeds of the Equity Offering.

Private Placement of approximately $3 million worth of shares of Class A Common Stock.

The Company has entered into separate purchase agreements with certain of its directors and members of the Company’s management pursuant to which it will issue and sell, in a private placement, shares of the Company’s Class A common stock at an offer price of $5.74 per share directly to the purchasers (the “Equity Offering”), for an aggregate offering price of approximately $3 million. The Company has agreed to register these shares upon request. The agreements contain customary representations, warranties and agreements by the Company and the purchasers, and are conditioned upon the closing of the transactions under the Subscription Agreement as defined and described above. The transactions are expected to close, subject to such conditions, on May 7, 2009. The cash proceeds from the Equity Offering will be used in part to pay the Existing Noteholders who did not enter into the Subscription Agreement at maturity.

The Company’s press release regarding the transactions is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 above, which is incorporated by reference herein. The New Notes and the Class A common stock to be issued to the Participants, the underlying shares of Class A common stock issuable upon conversion of the New Notes and the Class A common stock to be issued to members and directors of the Company’s management will not be registered under the Securities Act of 1933, as amended, (the “Securities Act”) in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit	Description
	99.1	Press Release of Sonic Automotive, Inc. dated May 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

    Dated: May 5, 2009

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Index of Exhibits

Exhibit No.	Description
99.1	Press Release of Sonic Automotive, Inc. dated May 5, 2009.